Exhibit 99.2
Progress Software Corporation
Second Quarter Fiscal 2011 Earnings Conference Call — Prepared Remarks
As previously announced, the second quarter fiscal 2011 earnings conference call will be held Wednesday, June 29, 2011 at 9:00 am EDT and will include brief comments followed by questions and answers. These prepared remarks will not be read on the call.
These prepared remarks should be read in conjunction with our earnings release. With respect to any non-GAAP financial measures contained in these prepared remarks, we have provided below or included within our earnings release a table of the most directly comparable GAAP financial measure and a reconciliation of the non-GAAP financial measure to the most directly comparable GAAP financial measure. You can access this information at www.progress.com.
The matters presented herein and to be discussed on the ensuing conference call, other than historical financial information, consist of forward-looking statements that involve certain risks and uncertainties. Statements indicating that we “expect,” “estimate,” “believe,” “are planning” or “plan to” are forward-looking, as are other statements concerning future financial results, product offerings or other events that have not yet occurred. There are several important risk factors which could cause actual results or events to differ materially from those anticipated by the forward-looking statements contained in this report. These risks include: the receipt and shipment of new orders; the timely release of enhancements to our products; the growth rates of certain market segments; the positioning of our products in those market segments; the customer demand and acceptance of our new product initiative, the Progress RPM (Responsive Process Management) suite; variations in the demand for professional services and customer support; pricing pressures and the competitive environment in the software industry; the continuing uncertainty in the U.S. and international economies, which could result in fewer sales of our products and may otherwise harm our business; our ability to complete and integrate acquisitions; our ability to realize the expected benefits and anticipated synergies from acquired businesses; our ability to penetrate international markets and manage our international operations; changes in exchange rates. Further information on these risk factors is included in our Securities and Exchange Commission reports. We reserve the right to change our budget, product focus, product release dates, plans and financial projections from time to time as circumstances warrant. We have no obligation to update or modify the information contained in this report in the future when such changes occur.
To access the live broadcast, please visit the investor relations section of the Progress website at www.progress.com. An archived version of the conference call and supporting materials will be available on the Progress Software Investor Relations website after the live conference call.
Progress Software Overview
We are a global enterprise software company that enables organizations to achieve higher levels of business performance by improving operational responsiveness. Operational responsiveness is the ability of business processes and systems to respond to changing business conditions and customer interactions as they occur.
We offer a portfolio of best-in-class, real-time software solutions providing enterprises with significantly improved operational responsiveness. A key offering is the Progress® Responsive Process Management (Progress RPM™) suite that provides comprehensive visibility and insight into business systems and processes, event processing to respond to events that could affect performance, and business process management enabling companies to continually improve business processes without disruption to their ongoing operations or technology infrastructure. Progress RPM enables enterprises to achieve a higher level of business performance. We also provide enterprise data solutions (data

Progress Software Corporation
Second Quarter Fiscal 2011 Earnings Conference Call — Prepared Remarks
access and integration) and application development platforms (for application development and management, and SaaS enablement). We maximize the benefits of operational responsiveness while minimizing information technology (IT) complexity and total cost of ownership.
We measure performance within three business units: Application Development Platforms (ADP), Enterprise Business Solutions (EBS) and Enterprise Data Solutions (EDS). Our product lines comply with open standards, deliver high levels of performance and scalability and provide a low total cost of ownership.
Application Development Platforms
Our ADP business unit includes the Progress OpenEdge® product set which enables independent software vendors (ISVs) and end-user organizations to develop, deploy and manage sophisticated business applications in complex business environments. The Progress Orbix® and Progress ObjectStore® products are also part of this business unit.
Enterprise Business Solutions
Our EBS business unit includes solutions that provide responsive integration, business transaction management and real-time business visibility, business event processing, and business process management. Products in this business unit include the Progress Apama® event processing platform, the Progress Actional® business transaction management platform, the Progress Savvion® business process management suite, the Progress Sonic® integration products and the Fuse™ open source infrastructure products. The integration of some or all of these products in the Progress RPM suite delivers immediate and actionable insight into business operations through the Progress Control Tower™, a unified, interactive environment. The Progress RPM suite enables business users to gain visibility into critical processes, immediately respond to events, and continuously improve business performance without disruption to existing infrastructure.
Demand for our EBS products is increasing as businesses increasingly need to be more operationally responsive. Successful business leaders require a holistic view inside and across their organization to be able to make the right decisions at the right time. However, it’s not just about visibility, it’s also about control. When managers, such as the head of a trading desk or risk manager in financial services, or flight operations director at an airline, have the ability to not only see problems, but also act upon them in an instant, it is a huge competitive advantage for them. Our RPM solution, along with our Control Tower, provides business managers with the tools they need to be more operationally responsive.
Enterprise Data Solutions
The EDS business unit helps drive operational responsiveness by delivering the right information, in the right form, at the right time. This business unit includes solutions and products that provide data management, data integration, replication, caching, access, and security capabilities spanning multiple data sources. EDS enables enterprises to solve three important challenges: (1) access and integrate fragmented enterprise data and deliver actionable information in real time; (2) leverage mainframe data and applications with different architectures; and (3) connect applications on various platforms to numerous data sources. Products in this business unit include Progress DataXtend®, Progress DataDirect® Connect® and Progress DataDirect Shadow®.

Progress Software Corporation
Second Quarter Fiscal 2011 Earnings Conference Call — Prepared Remarks
Corporate Objectives
During fiscal 2011, we remain focused on our execution of five key objectives:
1.	The first objective is to Lead the RPM category. We are building significant industry thought leadership in this area and are pleased with the traction achieved with our customers and top independent industry analysts. Recently, the company launched its latest version of this suite, the Progress RPM r2.0 suite, which includes with a new version of the Progress Control Tower. Progress also offers industry-specific solution accelerators that extend the core Progress RPM suite capabilities for the capital markets, insurance and communications industries. Solution accelerators facilitate the deployment of critical industry-specific capabilities ensuring a faster time-to-value and higher ROI for customers. They also provide Progress with a unique and differentiated market offering.

2.	Our second objective is to Strengthen Our Industry Go-To-Market Capabilities, especially in selected key industries (for example, Capital Markets, Banking, Insurance, Communications, Travel & Leisure, and Supply Chain Management). We now offer six solution accelerators: three Capital Markets solution accelerators (e.g., Algorithmic Trading, FX Market Aggregation, Market Surveillance and Monitoring), and three communications solution accelerators (Order Visibility and Assurance, Integrated Trouble Management, and Situation-Based Promotion). We expect to have 10 solution accelerators by year end.

3.	The third objective is to Grow our Indirect Business. The Progress indirect business opens up significant opportunities for the company to drive incremental revenue with RPM and the recently introduced OpenEdge BPM platform. Progress’ indirect channel comprises more than 1,500 Application Partners (typically Independent Software Vendors - ISVs) and several hundred OEM companies, many of whom represent some of the largest software companies in the world.

4.	Our fourth objective is to strengthen the processes and capabilities that will allow Progress to Build to Scale. In 2010, most activity centered on reorganizing and redeploying our product, sales, and marketing functions to drive a more unified company, this year we have driven significant process improvements, systems upgrades, and improved R&D capacity. Through offshoring initiatives, we have increased our product development and engineering capacity while reducing costs by 10% to deliver a tighter and more collaborative product development focus.

5.	Our fifth objective is to Promote Progress Software with key activities targeted at all major stakeholder groups (such as customers, shareholders, analysts, and employees). We held our 13th annual Financial and Industry Analyst conference on May 10th with record attendance and the planning is currently underway for the Progress Revolution conference being held on Sept 19 to 21 in Boston. Progress Revolution is our annual customer and executive leadership conference and combines several global user and partner conferences into one marquee event.

Progress Software Corporation
Second Quarter Fiscal 2011 Earnings Conference Call — Prepared Remarks
Overall Results
On a GAAP basis, our results for the second quarter of fiscal 2011 were the following:
•	Revenue increased 6 percent to $134.7 million from $127.7 million in the second quarter of fiscal 2010.

•	Operating income increased 20 percent to $27.2 million from $22.7 million in the second quarter of fiscal 2010.

•	Net income decreased 6 percent to $18.0 million from $19.1 million in the second quarter of fiscal 2010.

•	And diluted earnings per share decreased 10 percent to 26 cents from 29 cents in the second quarter of fiscal 2010.
On a non-GAAP basis, our results for the second quarter were the following:
•	Non-GAAP revenue increased 5 percent to $134.7 million from $128.3 million in the second quarter of fiscal 2010.

•	Non-GAAP operating income increased 11 percent to $39.8 million from $35.9 million in the second quarter of fiscal 2010.

•	Non-GAAP net income increased to $26.6 million from $26.3 million in the second quarter of fiscal 2010.

•	And non-GAAP diluted earnings per share decreased 5 percent to 38 cents from 40 cents in the second quarter of fiscal 2010.
The non-GAAP results in the second quarter of fiscal 2011 exclude pre-tax charges of $5.1 million for stock-based compensation, $5.9 million for amortization of acquired intangibles, and $1.6 for restructuring and transition expenses.
The non-GAAP results in the second quarter of fiscal 2010 exclude pre-tax charges of $4.5 million for stock-based compensation, $8.0 million for amortization of acquired intangibles, $0.6 million for purchase accounting adjustments for deferred revenue, and $0.1 million for other items.
A reconciliation of these non-GAAP financial measures to the appropriate GAAP financial measures is included at the end of these prepared remarks.
The following operational analyses are presented using our non-GAAP financial information.

Progress Software Corporation
Second Quarter Fiscal 2011 Earnings Conference Call – Prepared Remarks
Revenue
In reviewing the results for the second quarter of fiscal 2011, within the year-over-year total revenue increase of 5%, software license revenue increased 3%, maintenance revenue was up 7% and professional services revenue increased 4%. The trend over the past several quarters was as follows:
(in millions)

	Q1	Q2	Q3	Q4	Q1	Q2	YTD	YTD
	2010	2010	2010	2010	2011	2011	2010	2011

Licenses	$47.1	$44.2	$44.7	$56.5	$51.3	$45.4	$91.3	$96.7
Year-over-year change	3%	15%	14%	9%	9%	3%	8%	6%
Maintenance	$70.9	$71.2	$70.9	$74.5	$71.2	$75.9	$142.1	$147.1
Year-over-year change	5%	3%	(1)%	0%	0%	7%	4%	4%
Professional services	$10.0	$12.9	$13.2	$14.3	$11.8	$13.4	$22.9	$25.2
Year-over-year change	7%	28%	42%	35%	18%	4%	18%	10%

Total	$128.0	$128.3	$128.8	$145.3	$134.3	$134.7	$256.3	$269.0
Year-over-year change	5%	9%	8%	6%	5%	5%	7%	5%

With regard to the impact of changes in foreign exchange rates in the second quarter, total revenue in the second quarter of fiscal 2011 was flat on a constant currency basis versus the 5% increase reported. Software license revenue would have decreased 3% on a constant currency basis versus the 3% increase reported. Maintenance revenue would have increased by 2% on a constant currency basis versus the 7% reported. Professional services revenue would have been flat on a constant currency basis versus the 4% increase reported.
Revenue by product line was as follows:
(in millions)

	Q1	Q2	Q3	Q4	Q1	Q2	YTD	YTD
	2010	2010	2010	2010	2011	2011	2010	2011

Application Development Platforms	$81.9	$84.6	$77.3	$89.5	$79.1	$83.9	$166.5	$163.0
Year-over-year change	1%	9%	(3)%	0%	(3)%	(1)%	5%	(2)%
Enterprise Business Solutions	$27.7	$24.9	$35.0	$34.5	$37.2	$34.2	$52.6	$71.3
Year-over-year change	29%	39%	77%	32%	34%	37%	34%	36%
Enterprise Data Solutions	$18.4	$18.8	$16.5	$21.3	$18.0	$16.6	$37.2	$34.7
Year-over-year change	(7)%	(15)%	(18)%	1%	(2)%	(11)%	(11)%	(7)%

Total	$128.0	$128.3	$128.8	$145.3	$134.3	$134.7	$256.3	$269.0
Year-over-year change	5%	9%	8%	6%	5%	5%	7%	5%

The ADP unit met our performance expectations during Q2. Our large and loyal base of application partners remain enthusiastic about OpenEdge and committed to expanding their use of this product. Overall, the OpenEdge product had a very solid first half of the year and continues to provide the company with a firm financial footing. ADP results in the first half of the year were negatively impacted by license revenue declines in both the Orbix and the ObjectStore product lines.
Our EBS unit grew 37% in Q2, and 36% for the first half of the year. License growth in Q2 was 49% year over year, with momentum across the entire EBS products portfolio, particularly in larger opportunities

Progress Software Corporation
Second Quarter Fiscal 2011 Earnings Conference Call – Prepared Remarks
over $500,000. Contribution from our targeted verticals continued to improve, increasing to over 50% percent of the EBS unit revenue. As a result, we continue to invest in product development with several planned product launches later this year, and in sales and service headcount to meet growing demand for our products and solutions in large enterprises.
Our EDS unit’s performance in the second quarter was below our expectations, largely due to delays in closing several larger agreements for our Connect and DataXtend product lines. Overall, the EDS unit continues to face challenges and we have reset our growth expectations and guidance for EDS while we focus on actions to improve this unit.
Revenue by geographic region was as follows:
(in millions)

	Q1	Q2	Q3	Q4	Q1	Q2	YTD	YTD
	2010	2010	2010	2010	2011	2011	2010	2011

North America	$58.2	$62.1	$62.2	$63.4	$64.5	$60.5	$120.3	$125.0
Year-over-year change	6%	12%	13%	8%	11%	(3)%	9%	4%
EMEA	$52.3	$46.2	$46.4	$59.5	$51.4	$52.9	$98.5	$104.3
Year-over-year change	(2)%	(4)%	(4)%	2%	(2)%	15%	(3)%	6%
Latin America	$9.8	$9.3	$9.6	$11.3	$9.2	$9.4	$19.1	$18.6
Year-over-year change	51%	35%	10%	(4)%	(6)%	1%	43%	(3)%
Asia Pacific	$7.7	$10.7	$10.6	$11.1	$9.2	$11.9	$18.4	$21.1
Year-over-year change	0%	42%	39%	37%	19%	11%	20%	15%

Total	$128.0	$128.3	$128.8	$145.3	$134.3	$134.7	$256.3	$269.0
Year-over-year change	5%	9%	8%	6%	5%	5%	7%	5%

International business was 55% of the quarterly total in the second quarter of fiscal 2011 as compared to 52% in the second quarter of fiscal 2010. The revenue growth in Asia Pacific was helped by stronger local currencies, primarily the Australian dollar and Japanese yen, but declined 2% at constant currency and was slightly impacted by the Japan earthquake disaster. The revenue improvement in EMEA was enhanced by a stronger euro and the closure of several large agreements. On a constant currency basis, EMEA revenue was up 5% in the second quarter compared to last year. North America revenue was down 3%, due to the decline associated with the ADP and EDS business units.
Revenue by channel was as follows:
(in millions)

	Q1	Q2	Q3	Q4	Q1	Q2	YTD	YTD
	2010	2010	2010	2010	2011	2011	2010	2011

Direct end users	$24.4	$19.5	$22.4	$28.5	$24.7	$23.3	$43.9	$48.0
Year-over-year change	(1)%	11%	24%	3%	1%	19%	4%	9%
Indirect partners	$22.7	$24.7	$22.3	$28.0	$26.6	$22.1	$47.4	$48.7
Year-over-year change	7%	18%	15%	16%	18%	(11)%	13%	3%

Total	$47.1	$44.2	$44.7	$56.5	$51.3	$45.4	$91.3	$96.7
Year-over-year change	3%	15%	14%	9%	9%	3%	8%	6%

Software license revenue from direct end users increased 19% and software license revenue from indirect partners, including Application Partners and OEMs, decreased 11% in the second quarter of

Progress Software Corporation
Second Quarter Fiscal 2011 Earnings Conference Call — Prepared Remarks
fiscal 2011 as compared to the second quarter of fiscal 2010. The decrease in the indirect channel was primarily due to a reduction in the number of OEM agreements in the EDS unit. Application Partners accounted for 62% of OpenEdge software license revenue as compared to 69% in the second quarter of fiscal 2010, due to the closure of several direct agreements in EMEA.
Over the past 18 months, we have focused on building the capacity and capabilities of our direct sales organization. Over the past three quarters, the field organization has had success in closing an increasing number of larger direct deals. As can be seen in the table below, we have driven a 27% increase in the trailing twelve months average transaction size for end user deals greater than $100,000.

	Q12010	Q22010	Q32010	Q42010	Q12011	Q22011

# of Direct End User Deals > $500K	6	5	5	18	12	12

Average Deal Size (TTM) to Direct	$299K	$301K	$306K	$331K	$345K	$382K
End Users > $100K

We believe the company can continue to increase the average transaction size over the next several quarters. Principal catalysts for this include further penetration of RPM solution sales, additional industry-specific solution accelerators, and incremental revenue growth through closer engagement with ISV and OEM partners.
Backlog
Our aggregate revenue backlog at the end of the second quarter of fiscal 2011 was approximately $177 million, of which $155 million was included on our balance sheet as deferred revenue, primarily related to unamortized maintenance and support contracts. The remaining backlog amount of approximately $22 million was composed of multi-year licensing arrangements of approximately $21 million and open software license orders received but not shipped of approximately $1 million.
For comparison purposes, our aggregate revenue backlog at the end of the second quarter of fiscal 2010 was approximately $165 million, of which $141 million was included on our balance sheet as deferred revenue, primarily related to unamortized maintenance and support contracts. The remaining amount of backlog of approximately $24 million was composed of multi-year licensing arrangements of approximately $19 million and open software license orders received but not shipped of approximately $5 million.
We do not believe that backlog at any particular date is indicative of future results. In addition, there is no industry standard for the definition of backlog and there may be an element of estimation in determining the amount. As such, direct comparisons with other companies may be difficult or potentially misleading.
Other Operating and Balance Sheet Information
Our non-GAAP operating margin was 29.6%, up from 28.0% in the second quarter of fiscal 2010. The improvement in our operating margin is a result of leveraging our revenue growth and the impact of the restructurings initiated in fiscal 2010.
Other income for the second quarter of fiscal 2011 was approximately $0.2 million as compared to

Progress Software Corporation
Second Quarter Fiscal 2011 Earnings Conference Call — Prepared Remarks
$3.9 million in the second quarter of fiscal 2010. The second quarter of fiscal 2010 included an increase in value of our foreign currency average rate option contracts of approximately $3 million.
On a GAAP basis, our effective tax rate was 34.5% as compared to 28.5% in the second quarter of fiscal 2010. The lower GAAP tax rate in the second quarter of fiscal 2010 was due to a nonrecurring benefit recorded in that period of $2.5 million. The non-GAAP effective tax rate was 33.5% as compared to 34.0% in the second quarter of fiscal 2010. The difference between the effective tax rate under GAAP and the effective tax rate utilized in the preparation of non-GAAP financial measures primarily relates to the tax effects of stock-based compensation and amortization of acquired intangibles.
Quarter-end headcount of 1,664 was up 6% from the end of the year and down 3% from one year ago.
Our cash balance was $389 million at the end of the quarter as compared to $371 million at the end of the last quarter. In addition, we had approximately $35 million in auction rate securities, included in other assets, at the end of the quarter. Our DSO was 61 days at the end of the second quarter, down 9 days from the end of the first quarter and the same as one year ago.
The company purchased approximately $40 million of its common stock during the quarter and as of May 31, 2011, had approximately $35 million remaining under its existing repurchase authorization. On June 27, 2011, the Board of Directors increased and extended the company’s stock buyback program by authorizing the repurchase of an additional $100 million of the company’s common stock (or an aggregate of $135 million) until May 31, 2012. The shares may be repurchased from time to time in open market transactions or privately negotiated transactions at the company’s discretion, subject to securities laws, market conditions and other factors.
Business Outlook
We are providing the following updated guidance for the full year and for the third quarter of fiscal 2011:
•	For fiscal 2011, we expect GAAP and non-GAAP revenue to be between $550 million and $560 million. Software license revenue is expected to be between $200 million and $205 million.
•	We expect revenue from Application Development Platforms to be between $323 million and $330 million, representing a year-over-year decline between 1% to 3%.
•	We expect revenue from Enterprise Business Solutions to be between $153 million and $165 million, representing a year-over-year increase of between 25% and 35%.
•	We expect revenue from Enterprise Data Solutions to be between $68 million and $71 million, representing a year-over-year decline between 5% and 9%.
•	We expect GAAP operating income to be between $108 million and $114 million.
•	We expect non-GAAP operating income to be between $160 million and $165 million.

Progress Software Corporation
Second Quarter Fiscal 2011 Earnings Conference Call — Prepared Remarks
•	We estimate that non-operating income will be between $0.0 million and $0.5 million for the each of the remaining quarters of fiscal 2011, although this may vary depending on interest rates, potential stock repurchases, fluctuations in foreign exchange rates and our cash balances.
•	We expect our effective tax rate to be approximately 34% for GAAP purposes and approximately 33% for non-GAAP purposes for each of the remaining quarters of fiscal 2011. The difference in the effective tax rate between GAAP and non-GAAP primarily relates to the tax treatment of stock-based compensation and amortization of acquired intangibles.
•	We estimate that our share count will be around 68 million for each of the remaining quarters in fiscal 2011, although this may vary depending on future option exercise activity, share repurchases, share prices and other factors.
•	We expect diluted earnings per share on a GAAP basis to be between $1.08 and $1.15. On a non-GAAP basis, which excludes total charges of between 50 cents to 52 cents per share, we expect non-GAAP diluted earnings per share to be between $1.60 and $1.65.
The change from previous guidance in the fiscal year revenue is a reduction in the anticipated license revenue from the EDS business unit. The change from previous diluted earnings per share guidance is driven by the impact of the reduction of license revenues within the EDS business unit of approximately $0.08 and from future investments in our field organization for the remainder. These investments include additional headcount in sales management, sales representatives and in the professional services organization, as well as investment in our rapidly developing alliance partner programs in support of the EBS unit.
•	For the third quarter of fiscal 2011, we expect GAAP and non-GAAP revenue to be between $133 million and $136 million. We expect software license revenue to be between $46 million and $48 million. We expect diluted earnings per share, on a GAAP basis, to be between 20 cents and 24 cents. On a non-GAAP basis, which excludes total charges of between 12 cents and 14 cents per share, we expect non-GAAP diluted earnings per share to be between 34 cents and 36 cents.
Our non-GAAP outlook primarily excludes stock-based compensation, amortization of acquired intangibles and restructuring and transition expenses. A reconciliation between our GAAP and non-GAAP expectations is included below.
This guidance assumes no further economic shocks, including any increased global slowdown in the economy or within our vertical markets, continued improvement in our ability to generate new business in end user accounts, especially with our products in the EBS business unit, and no further strengthening of the US dollar against currencies from which we derive a significant portion of our business.
We plan on releasing financial results and prepared remarks relating to our third quarter on Tuesday, 27 September after the market closes, and will hold the usual conference call the following morning at 9 a.m. on Wednesday, 28 September.

Progress Software Corporation
Second Quarter Fiscal 2011 Earnings Conference Call — Prepared Remarks
Reconciliation of Non-GAAP Financial Measures to GAAP Results
The following table reconciles our non-GAAP financial measures to the most directly comparable GAAP financial statement item:
(in millions, except per share amounts)

	Q1	Q2	Q3	Q4	Q1	Q2	YTD	YTD
	2010	2010	2010	2010	2011	2011	2010	2011

GAAP revenue	$127.5	$127.7	$128.7	$145.2	$134.2	$134.7	$255.2	$268.9
Non-GAAP adjustments:
Purchase accounting adj. for deferred revenue	0.5	0.6	0.1	0.1	0.1	0.0	1.1	0.1

Non-GAAP revenue	$128.0	$128.3	$128.8	$145.3	$134.3	$134.7	$256.3	$269.0

GAAP income (loss) from operations	$(4.4)	$22.7	$16.5	$32.8	$28.3	$27.2	$18.3	$55.5
Non-GAAP adjustments:
Stock-based compensation expense	4.2	4.5	4.0	4.9	4.2	5.1	8.7	9.3
Amortization of purchased intangibles	7.5	8.0	7.6	7.5	6.2	5.9	15.5	12.1
Purchase accounting adj. for deferred revenue	0.5	0.6	0.1	0.1	0.1	0.0	1.1	0.1
Stock option investigation- related expenses	(1.2)	(0.1)	—	—	—	—	(1.3)	—
Restructuring, transition and acquisition-related expenses	26.2	0.2	11.5	3.0	2.5	1.6	26.4	4.1

Non-GAAP income from Operations	$32.8	$35.9	$39.7	$48.3	$41.3	$39.8	$68.7	$81.1

GAAP net income (loss)	$(1.0)	$19.1	$9.2	$21.3	$20.5	$18.0	$18.1	$38.5
Non-GAAP adjustments:
Non-GAAP income from operations adjustments per detail above	37.2	13.2	23.2	15.5	13.0	12.6	50.4	25.6
Non-operating income adjustment	(0.9)	—	—	—	—	—	(0.9)	—
Tax-effect of non-GAAP adjustments	(12.7)	(3.5)	(7.4)	(4.6)	(4.0)	(4.0)	(16.2)	(8.0)
Non-recurring tax adjustment	—	(2.5)	—	—	—	—	(2.5)	—

Non-GAAP net income	$22.6	$26.3	$25.0	$32.2	$29.5	$26.6	$48.9	$56.1

Weighted average shares	64.0	66.4	66.6	67.8	69.7	69.2	65.2	69.5
Non-GAAP earnings per share	$0.35	$0.40	$0.38	$0.47	$0.42	$0.38	$0.75	$0.81

Progress Software Corporation
Second Quarter Fiscal 2011 Earnings Conference Call — Prepared Remarks
Reconciliation of Forward-Looking Guidance
The following tables reconcile our non-GAAP financial measures to the most directly comparable GAAP financial statement item in our forward-looking guidance:

	Q3 of Fiscal 2011			Fiscal 2011

GAAP earnings per share	$0.20	—	$0.24	$1.08	—	$1.15
Non-GAAP adjustments:
Stock-based compensation Expense	$0.05	—	$0.06	$0.20	—	$0.21
Amortization of purchased Intangibles	$0.06	—	$0.06	$0.23	—	$0.23
Restructuring and transition-related expenses	$0.01	—	$0.02	$0.07	—	$0.08

Non-GAAP earnings per share	$0.34	—	$0.36	$1.60	—	$1.65

(in millions)

	Fiscal 2011

GAAP income from operations	$108	—	$114
Non-GAAP adjustments:
Stock-based compensation expense	20	—	21
Amortization of purchased intangibles	24	—	24
Restructuring, transition and acquisition-related expenses	7	—	8

Non-GAAP income from operations	$160	—	$165